PERSONAL RESPONSIBILITY AGREEMENT


                            ARTHUR W. SAGOSKIN, M.D.



                  THIS PERSONAL RESPONSIBILITY AGREEMENT ("Agreement"), dated March 12, 1998, is made and entered into by and among IntegraMed America, Inc., a Delaware corporation, with its principal place of business at One Manhattanville Road, Purchase, New York 10577 ("IntegraMed"), Levy, Sagoskin and Stillman, M.D., P.C., a Maryland professional services corporation ("PC"), with a place of business at 9707 Medical Center Drive, Suite 230, Rockville, Maryland 20850 and Arthur W. Sagoskin, M.D. residing at 13659 Spinning Wheel Drive, Germantown, Maryland 20874 ("Sagoskin").

                                    RECITALS:

         This Agreement is made with reference to a Stock Purchase and Sale Agreement dated March 12, 1998 ("Stock Agreement") between IntegraMed and Sagoskin, Michael J. Levy, M.D. and Robert J.Stillman, M.D. (collectively, "Physicians") who owned all the issued and outstanding capital stock (the "Shady Grove Stock") of Shady Grove Fertility Centers, Inc., a Maryland corporation ("Shady Grove"), prior to the First Closing (as such term is defined in the Stock Agreement) under the Stock Agreement, and a Management Agreement dated March 11, 1998 (the "Management Agreement") between Shady Grove and PC.

         Physicians are the sole shareholders of PC, the entity through which Physicians exclusively conduct their practice of medicine.

         Pursuant to the Stock Agreement, IntegraMed has paid Sagoskin and Michael J. Levy, M.D., in the aggregate, $1,848,200 in cash, IntegraMed Common Stock valued at $1,224,100 and given Levy and Sagoskin promissory notes totaling $1,097,250 (the "Notes") for the Shady Grove Stock owned by Levy and Sagoskin. Pursuant to the Stock Agreement, IntegraMed will pay Robert J. Stillman, M.D. ("Stillman") $951,800 in cash, IntegraMed Common Stock valued at $175,900 and will give Stillman a promissory note for $402,750 on or about November 1, 1998 for the Shady Grove Stock owned by Stillman.

         The services Physicians previously offered through Shady Grove and intend to continue offering through PC are unique in terms of how these services are rendered and the relative unavailability of similar services from other physicians, and in terms of Physicians' reputation, and involve medical, professional and technical services. Through IntegraMed's resources, the parties intend to maintain and enhance the technology which Physicians offer through PC.



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         Physicians  intend  that PC,  as  successor  to Shady  Grove's  medical practice,  be the entity through which they henceforth conduct their practice of
medicine,  and  have  each  entered  into  a  Physician-Stockholder   Employment
Agreement with PC on March 11, 1998 (the "Employment Agreement"). This Agreement is also made with reference to the Employment Agreement, which defines Sagoskin 's and the other Physicians' respective rights and responsibilities with respect to PC and their medical practices, including but not limited to compensation terms and a covenant not to compete.

         Sagoskin recognizes that the success of PC and of IntegraMed's investment in administrative and technologic resources depends on his commitment and the commitment of each of the other Physicians to continue to practice medicine exclusively through PC. IntegraMed has made substantial payments to Sagoskin and the other Physicians for the Shady Grove Stock and in reliance on Sagoskin's and the other Physicians' commitment of their availability and dedication to PC. Moreover, IntegraMed has made and plans to make a substantial investment in equipment and other resources for PC in reliance on the ability to amortize such investments based on such assurances from Sagoskin and each of the other Physicians.

         The purpose of this Agreement is to assure IntegraMed that its payment for the Shady Grove Stock and other payments and commitment of resources, is supported by the commitment of Sagoskin to exert his best efforts to support the operation of PC under its Management Agreement with Shady Grove, a subsidiary of IntegraMed. Sagoskin acknowledges that each of the Physicians has executed or will execute a similar agreement with IntegraMed.

         Therefore, IntegraMed, PC, and Sagoskin agree as follow:

         1. Term and Termination. This Agreement shall commence on the date first above written and expire five (5) years thereafter (the "Term").

         2. PC as Representative of Sagoskin's Interests. Sagoskin acknowledges that IntegraMed has acquired the Shady Grove Stock, and as such has valued the Shady Grove Stock based upon Sagoskin's stipulation that PC represents his entire medical practice and that Sagoskin will devote substantially all of his professional time, effort and ability to PC.

         3. Payment to IntegraMed.

                  3.1 Pursuant to the Stock Agreement, IntegraMed has paid Sagoskin aggregate consideration of $1,909,500 comprised of $838,000 in cash, $569,000 in IntegraMed Common Stock and a promissory note for $502,500 (collectively referred to as "Aggregate Consideration"). If, during the Term of this Agreement, Sagoskin should cease to practice medicine through PC, except as a result of death or "permanent disability", as defined in the Employment Agreement, Sagoskin shall be obligated to forthwith pay to IntegraMed a prorata portion of the Aggregate Consideration determined by deducting the Vested Amount (as hereinafter described) from the Aggregate Consideration. The Vested Amount shall be determined by multiplying the number of quarters this Agreement has been in effect, rounded to the nearest quarter based on the number of days in



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the  quarter,  times  $95,475  (the  product of which is the  "Vested  Amount").
Sagoskin may pay up to 29.8% of the sums due IntegraMed under this paragraph in the form of IntegraMed Common Stock, at the same price per share Sagoskin received the IntegraMed Common Stock from IntegraMed which payment will be further reduced by the balance due under the Note which Note shall be canceled in the event Sagoskin's payment obligations are triggered under this Section
3.1. Payments to IntegraMed under this paragraph shall not entitle Sagoskin to any interest in the assets of PC, Shady Grove or IntegraMed. The parties agree that it is impractical and not in the best interest of IntegraMed for Sagoskin to repurchase the Shady Grove Stock and this provision requires a repayment of consideration as a penalty for breach of the representation that Physician would remain employed by PC for a specified time, which induced IntegraMed to enter into the Stock Agreement.

                  3.2 The parties acknowledge that through an effective transition plan, PC may add another physician to its practice so that Sagoskin's retirement or other reduction in his availability to PC does not adversely affect IntegraMed revenues under the Management Agreement, but that there are no assurances of such a transition's success. Sagoskin may request IntegraMed to waive or reduce his repayment obligation by submitting a written transition plan to IntegraMed for its consideration. Sagoskin shall submit such a transition plan as soon as possible if he plans to reduce his availability to PC, but in no event less than six months before the reduction in his availability. It is expected that such a plan shall be modified as the result of discussions among Sagoskin, PC, and IntegraMed, that IntegraMed's acceptance of the plan shall be in accordance with the Management Agreement, and that its agreement to waive or reduce Sagoskin's repayment obligation shall be mostly, if not wholly, contingent upon the economic results of the implementation of the plan and shall be secured by sums owed Sagoskin by PC. Approval of the request shall be discretionary for IntegraMed, but shall not be unreasonably withheld.

                  3.3 Sagoskin may assign all or a portion of his payment obligations under this Section to a new or an existing shareholder of PC who has executed the agreements with PC and IntegraMed contemplated by this Agreement, subject to IntegraMed's written consent, which shall not be unreasonably withheld. Such assignment shall be reflected in the Personal Responsibility Agreement signed by the new shareholder of PC and in an amendment to this Agreement.

         4. PC's Compliance with the Management Agreement. Sagoskin agrees to exert his best efforts to cause PC to fulfill each of its obligations under the Management Agreement.

         5.       Physician-Shareholder Employment Agreement.

                  5.1 PC agrees to exert its best efforts to: (i) comply with the terms of the Employment Agreement which, if PC does not comply, would excuse Sagoskin or any of the other Physicians or other physician employees or shareholders of PC from complying with his covenant not to compete with PC, his assignment of all Professional Revenues to PC and other terms confirming that physician's commitment to practicing medicine solely through PC for a period of not less than five (5) years ( the "Exclusive Practice Covenants")and thereafter not to terminate his employment without cause on less than 180 days written notice and (ii) enforce with respect to each of the Physicians and other physician employees and shareholders of PC the Exclusive Practice Covenants


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and Sagoskin agrees to exert his best efforts to cause PC to comply with each of the aforementioned obligations.

                  5.2 PC and Sagoskin further agree that IntegraMed and Shady Grove are third-party beneficiaries of the Exclusive Practice Covenants with respect to Sagoskin and the other Physicians and that the Exclusive Practice Covenants set forth in the Employment Agreement, in the form that is then most recently approved by IntegraMed, are hereby incorporated in this Agreement by reference and may be enforced by IntegraMed or Shady Grove as well as by PC. PC and Sagoskin further agree that the Exclusive Practice Covenants and any other terms of the Employment Agreement may not be amended or modified in a way which may adversely affect the interests of IntegraMed or Shady Grove, including without limitation, rights under the Management Agreement, without thirty (30) days prior written notice to IntegraMed or Shady Grove and the written consent of IntegraMed or Shady Grove, which consent shall not be unreasonably withheld. Moreover, Sagoskin acknowledges that Shady Grove and/or IntegraMed are entitled to damages in the event Sagoskin breaches the Exclusive Practice Covenants.

                  5.3 Any payments received by IntegraMed under Section 4.6.3 of the Management Agreement will be used by IntegraMed to offset any payments due IntegraMed under Section 7 of this Agreement.

         6. Scope of Covenant Not to Compete. Sagoskin and PC agree that the scope and term of Sagoskin's covenant not to compete, insofar as it is for the benefit of IntegraMed, shall be as follows:

                  6.1 The term of the covenant not to compete shall be for a period of one (1) year after the termination of Physician's employment provided such termination occurs during the initial term of the Employment Agreement (the "Non-Competition Period"). The Non-Competition Period shall not apply to any termination that occurs after the first five years of employment.

                  6.2 The geographic scope of the covenant not to compete is ten
(10) miles from any offices ("Non-Compete Area") maintained by PC for the rendition of professional or other medical services to patients during the last 12 months of Sagoskin's employment by PC.

                  6.3 During the Non-Competition Period, Sagoskin agrees that he shall not advertise or market Infertility Services, engage in the practice of medicine in which he provides Infertility Services, be an agent of, act as a consultant for, allow his name to be used by, or have a proprietary interest in, any Medical Practice providing Infertility Services within the Non-Compete Area.

                  6.4 For purposes of this Section, the following definitions shall apply:

                           6.4.1 The term "Medical Practice" shall include any form of organization in which Infertility Services are provided to patients of the Medical Practice or of other physicians, including but not limited to a sole proprietorship, a partnership, an association,


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         a  professional  corporation,  a  business  corporation,  or a  limited liability partnership or corporation, a laboratory, an outpatient clinic, a practice management company or medical services organization (or MSO). However, ownership of less than 5% of the outstanding securities of any class of a medical management or managed care organization traded on a national securities exchange or the NASDAQ National Market System will not be deemed to be engaging, solely by reason thereof, in the same business.

                           6.4.2 The term "Infertility Services" shall have the same meaning as set forth in the Management Agreement, except that Sagoskin shall not be prohibited from providing obstetrics and general gynecological services.

                  6.5 Separability. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section is invalid or unenforceable, each Party agrees that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of time within which the judgment may be appealed.

                  6.6 Clarification of Scope of Non-Competition Covenant. This Agreement is not intended to prohibit the personal performance of medical care by Physician on behalf of PC, provided those services are for patients of PC, nor prohibit Physician from fulfilling his contract with PC, nor prohibit the Physician from holding any position on the medical staff of any acute care hospital or the teaching staff of any university.

                  6.7 Acknowledgments. PC, IntegraMed and Sagoskin each acknowledges that: (i) the terms set forth in this Section are necessary for the reasonable and proper protection of the interests of PC and IntegraMed; (ii) each and every covenant and restriction is reasonable with respect to such matter, length of time and geographical area; (iii) this Agreement, and this
Section in particular, shall be enforceable notwithstanding any dispute as to the sums and timing of payments to Sagoskin or other disputes under this Agreement or the Employment Agreement; and (iv) the PC and IntegraMed have been induced to enter into this Agreement and their other respective agreements with Sagoskin, in part, due to the representation by Sagoskin that he will abide by and be bound by the aforesaid covenants and restraints.

         7. Commitment to Pay Management Fees. Sagoskin has agreed in the Employment Agreement not to compete with PC during the initial term of his employment by PC and for at least one (1) year thereafter should employment terminate at or before the fifth anniversary of employment, and recognizes that in the event that he should compete with PC, IntegraMed would suffer damages in addition to the loss of Sagoskin's unique services. Sagoskin therefore agrees that during the initial term of his Employment Agreement with PC, and during the Non-Competition Period thereafter, he shall be obligated, with respect to each month in which he renders services which earn Physician and Other Professional Revenues, as defined in the Management Agreement, that are not assigned to and


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



collected by PC, or offers services or assists other persons in offering services in the Service Area which are similar to any of those offered by PC while he was still a director, officer or shareholder of PC or active in providing services on behalf of PC, he shall owe IntegraMed management fees equal to one-twelfth of:

                  7.1 33.5% of the Cost of Services as defined in the Management Agreement, which are incurred in the twelve months preceding the first month in which IntegraMed, in the reasonable exercise of its discretion, concludes that Sagoskin was engaging in such competitive acts so as to materially adversely affect PC's operations (the "Pre-Competition Period").

                  7.2 33.5% of the Base Management Fee which IntegraMed earned during the Pre- Competition Period.

                  7.3 33.5% of any other fees earned by IntegraMed under the Management Agreement during the Pre-Competition Period.

                  7.4 33.5% of any Advances or other payments owed by PC to IntegraMed at the end of the Pre-Competition Period.

         These fees shall be payable notwithstanding the dissolution, insolvency, receivership or bankruptcy of PC and any breach of PC's contracts with Sagoskin occasioned by such dissolution, insolvency, receivership or bankruptcy.

         8. Force Majeure. No party shall be liable to the other party for failure to perform any of the services required under this Agreement in the event of a strike, lockout, calamity, act of God, unavailability of supplies, or other event over which such party has no control, for so long as such event continues and for a reasonable period of time thereafter, and in no event shall such party be liable for consequential, indirect, incidental or like damages caused thereby.

         9. Equitable Relief. Without limiting other possible remedies available to a non- breaching party for the breach of the covenants contained herein, injunctive or other equitable relief shall be available to enforce those covenants, such relief to be without the necessity of posting bond, cash or otherwise. If any restriction contained in said covenants is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and remaining restrictions therein shall be enforced independently of each other.

         10. Confidential Information. Sagoskin acknowledges and agrees to maintain the confidentiality of IntegraMed and PC Confidential Information as defined in the Management Agreement and in any agreements he may have with PC, and that any notice to IntegraMed that documents or other information, however maintained, is Confidential Information, shall be deemed, for purposes of this Agreement, to be notice to him that it is Confidential Information.




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         11. Prior  Agreements;  Amendments.  This Agreement,  together with the
Management Agreement and the other agreements referenced herein, supersedes all prior agreements and understandings between the parties as to the subject matter covered hereunder, and this Agreement may not be amended, altered, changed or terminated orally. No amendment, alteration, change or attempted waiver of any of the provisions hereof shall be binding without the written consent of the parties, and such amendment, alteration, change, termination or waiver shall in no way affect the other terms and conditions of this Agreement, which in all other respects shall remain in full force.

         12. Assignment; Binding Effect. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of the parties, and any attempted assignment without such consent shall be void and of no force and effect, except that IntegraMed may assign this Agreement to any subsidiary or affiliate of IntegraMed without the consent of Sagoskin. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties' respective heirs, legal representatives, successors and permitted assigns.

         13. Waiver of Breach. The failure to insist upon strict compliance with any of the terms, covenants or conditions herein shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right at any one or more times be deemed a waiver or relinquishment of such right at any other time or times.

         14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland to the fullest extent permitted by law, without regard to the application of conflict of law rules. Any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement or any breach thereof, shall be determined by binding arbitration in the State of Maryland, County of Baltimore (hereinafter "Arbitration"). The party seeking determination shall subject any such dispute, claim or controversy to either (I) JAMS/Endispute or (ii) the American Arbitration Association, and the rules of commercial arbitration of the selected entity shall govern, except with regard to actions for injunctive relief. The Arbitration shall be conducted and decided by three (3) arbitrators, unless the parties mutually agree in writing at the time of the Arbitration, to fewer arbitrators. In reaching a decision, the arbitrators shall have no authority to change or modify any provision of this Agreement, including without limitation, any liquidated damages provision. Each party shall bear its own expenses and one-half the expenses and costs of the arbitrators. Any application to compel Arbitration, confirm or vacate an arbitral award or otherwise enforce this paragraph shall be brought either in the Courts of the State of Maryland or the United States District Court for the District of Maryland, to whose jurisdiction for such purposes the parties hereby irrevocably consent and submit.

         15. Severability. If any portion of the provisions hereof shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such portion or provisions in circumstances other than those in which it is held invalid or unenforceable, shall not be affected thereby, and each portion or provision of this Agreement shall be valid and enforced to the fullest extent permitted by law, but only to the extent the same continues to reflect fairly the intent and understanding of the parties expressed by this Agreement taken as a whole.



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         16. Headings; Capitalized Terms. Section and paragraph headings are not part of this Agreement and are included solely for convenience and are not intended to be full or accurate descriptions of the contents thereof. The term "Infertility Services" and any other capitalized term which is not defined in this Agreement shall have the same definition it has in the Stock Agreement.

         17. Notices. Any notice or other communication required by or which may be given pursuant to this Agreement shall be in writing and mailed, certified or registered mail, postage prepaid, return receipt requested, or overnight delivery service such as Fedex or Airborne Express, prepaid, and shall be deemed given when received. Any such notice or communication shall be sent to the address set forth below:


         If for IntegraMed at:

                  Gerardo Canet, President
                  IntegraMed America, Inc.
                  One Manhattanville Road
                  Purchase, NY 10577-2100

         With a copy to:

                  Claude E. White, General Counsel
                  IntegraMed America, Inc.
                  One Manhattanville Road
                  Purchase, NY 105277-2100

         If for Sagoskin at:

                  Arthur W. Sagoskin, M.D.
                  13659 Spinning Wheel Drive
                  Germantown, Maryland 20874

         If for PC at:

                  President
                  Levy, Sagoskin and Stillman, M.D., P.C.
                  9707 Medical Center Drive, Suite 230
                  Rockville, Maryland 20850





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


         With a copy to:

                  Ann Leopold Kaplan, Esq.
                  Epstein, Becker & Green, P.C.
                  1227   25th Street, N.W.
                  Washington, DC 20037-1158

         Any party hereto, by like notice to the other party, may designate such other address or addresses to which notice must be sent.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

ARTHUR W. SAGOSKIN

/s/Arthur W. Sagoskin
--------------------------------------
   Arther W. Sagoskin, M.D.


INTEGRAMED AMERICA, INC.



By: /s/Gerardo Canet
    ----------------------------------
    Gerardo Canet, President & CEO



LEVY, SAGOSKIN AND STILLMAN, M.D., P.C.



By:/s/Michael J. Levy
   --------------------------------------
   Michael J. Levy, M.D., President



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